EXHIBIT 11

                OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
               FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004
                (Amounts in thousands, except per-share amounts)

                                                                                            Three Months Ended
                                                                                                      March 31
                                                                                     -------------------------
                                                                                           2005           2004
================================================================================     ==========     ==========
BASIC EARNINGS PER SHARE

Earnings applicable to common stock                                                  $  845,991     $  487,027
                                                                                     ==========     ==========

Basic shares
     Weighted average common shares outstanding                                         397,634        389,386
     Issued, unvested restricted stock                                                       --            (55)
     Vested, unissued restricted stock                                                    1,100            547
     Deferred share units                                                                 1,670          1,610
                                                                                     ----------     ----------
          Basic shares                                                                  400,404        391,488
                                                                                     ==========     ==========

Basic earnings per share
     Income from continuing operations                                               $     2.12     $     1.25
     Discontinued operations, net                                                          (.01)          (.01)
                                                                                     ----------     ----------

          Basic earnings per common share                                            $     2.11     $     1.24
                                                                                     ==========     ==========

DILUTED EARNINGS PER SHARE

Earnings applicable to common stock                                                  $  845,991     $  487,027
                                                                                     ==========     ==========

Diluted shares
     Basic shares                                                                       400,404        391,488
     Dilutive effect of exercise of options outstanding                                   4,853          4,491
     Issued, unvested restricted stock                                                       --             55
     Deferred, restricted stock                                                           1,029          1,172
                                                                                     ----------     ----------
          Diluted shares                                                                406,286        397,206
                                                                                     ==========     ==========

Diluted earnings per share
     Income before effect of changes in accounting principles                        $     2.09     $     1.24
     Discontinued operations, net                                                          (.01)          (.01)
                                                                                     ----------     ----------

          Diluted earnings per common share                                          $     2.08     $     1.23
================================================================================     ==========     ==========
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